Exhibit 99.1

Date: 10 January 2006

Release Number: 2006-01

Intelsat Announces Appointments to Executive Team

Pembroke, Bermuda, 10 January 2006 - Intelsat, Ltd., a global satellite communications leader providing services in over 200 countries and territories, today announced key executive appointments that will be effective following the closing of Intelsat’s planned acquisition of PanAmSat Holding Corporation. At the time that the acquisition was announced, in August 2005, the companies stated that David McGlade, Intelsat’s current Chief Executive Officer, would be the CEO of the company, and that Joe Wright, PanAmSat’s current CEO, would be Chairman of Intelsat’s board, after the transaction closes.

Mr. McGlade said today that he intends to appoint James Frownfelter, currently Chief Operating Officer of PanAmSat, as Chief Operating Officer of Intelsat upon the closing. Mr. Frownfelter will replace current Intelsat Chief Operating Officer Ramu Potarazu and Intelsat Global Service Corporation President Kevin Mulloy, who have submitted their resignations from Intelsat, effective February 9 and January 27, 2006, respectively.

As Chief Operating Officer of Intelsat, Mr. Frownfelter will have responsibility for sales and marketing functions, engineering and operations, and major program procurement. During his tenure at PanAmSat, he directed 16 successful satellite launches and instituted a renewed focus on core competencies, resulting in significant improvement in PanAmSat’s network reliability. Since becoming an officer of the company in 2001, Mr. Frownfelter has led the transformation of PanAmSat from a satellite operator to a well-managed, higher quality, and more profitable communications company with expanded services for global distribution applications.

Mr. McGlade also announced that Phillip Spector will continue in his current role as General Counsel of Intelsat following the closing of the PanAmSat acquisition. He will retain responsibility for all legal and regulatory matters, as well as human resources, facilities, and security. Mr. Spector joined Intelsat in February 2005 from the international law firm of Paul, Weiss, Rifkind, Wharton & Garrison LLP, where he was managing partner of the Washington office and Chairman of the firm’s Communications & Technology Group. He has over 20 years of legal experience in the satellite and telecommunications industries, and earlier in his career clerked at the Supreme Court and served in the White House.

In announcing these appointments, Mr. McGlade said, “The combination of Intelsat and PanAmSat will result in a premier satellite company that will be a leader in the delivery of video content, the transmission of corporate data and the provisioning of government communications solutions. Jim Frownfelter and Phil Spector have between them many decades of experience in the satellite sector, and they both have strong records of success. These appointments are the first phase in assembling a new team and signal our clear intention to take the company to the next level in terms of customer service and operational excellence.

“At the same time, I would like to thank Ramu Potarazu for his significant contributions to Intelsat and the satellite industry over the past two decades, including his leadership roles in Intelsat’s 2001 privatization, the acquisitions of Comsat General and Intelsat Americas assets, the sale of Intelsat to our current owners in 2005, and most recently the PanAmSat transaction. Kevin Mulloy also contributed greatly to Intelsat’s success, including the development of Intelsat’s post-privatization strategy and the technical integration of the Intelsat Americas fleet. We wish them every success in their future endeavors.”

Acting Intelsat Chief Financial Officer Robert Medlin will continue in that role at Intelsat until a permanent CFO is named. Current PanAmSat General Counsel James Cuminale and Chief Financial Officer Michael Inglese will stay with PanAmSat until the transaction closes.

PanAmSat CEO Joe Wright said, “I would like to congratulate Jim Frownfelter on his future role at Intelsat and feel very confident that he will have the same level of success in transforming and integrating the new company as he did at PanAmSat. While we will miss Jim Cuminale and Mike Inglese, we greatly appreciate the extraordinary roles they have played in building PanAmSat into the company it is today. Jim Cuminale was here from the creation of PanAmSat and has been a key architect of almost every major event that has occurred at this company. Mike Inglese oversaw internal and external financial transactions that were, in many cases, firsts for our industry.”

On August 29, 2005, Intelsat and PanAmSat announced that the two companies signed a definitive merger agreement under which Intelsat will acquire PanAmSat for $25 per share in cash, or $3.2 billion. The transaction is currently expected to close in the second or third quarter of 2006.

About Intelsat

As a global communications leader with 40 years of experience, Intelsat helps service providers, broadcasters, corporations and governments deliver information and entertainment anywhere in the world, instantly, securely and reliably. Intelsat’s global reach and expanding solutions portfolio enable customers to enhance their communications networks, venture into new markets and grow their businesses with confidence. For more information, visit www.intelsat.com.

Contact

Dianne VanBeber

investor.relations@intelsat.com

+1 202 944 7406

Some of the statements in this news release constitute “forward-looking statements” that do not directly or exclusively relate to historical facts. These forward-looking statements reflect Intelsat’s intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors, many of which are outside of Intelsat’s control. Important factors that could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements include known and unknown risks. Detailed information about some of the known risks is included in

Intelsat’s annual report on Form 20-F for the year ended December 31, 2003 on file with the U.S. Securities and Exchange Commission. Because actual results could differ materially from Intelsat’s intentions, plans, expectations, assumptions and beliefs about the future, you are urged to view all forward-looking statements contained in this news release with caution. Intelsat does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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